ESCROW AGREEMENT

         ESCROW AGREEMENT  ("Agreement") dated May 16, 2002 by and among William
R. Fairbanks, an individual resident in the State of South Carolina, Red Oak Limited Partnership, a South Carolina limited partnership, and Douglas A. Brown, an individual resident in the State of South Carolina (each an "ASDG Shareholder"), the only three shareholders of American Sports Development Group, Inc, a South Carolina corporation formerly known as National Paintball Supply Company, Inc. ("ASDG"); Gregg R. Mulholland, an individual resident in the State of California ("Mulholland") and his attorney Robert B. Beauchamp; Universal Consultants, Inc., a Nevada corporation ("UCI"), National Financial, Inc., a Nevada corporation ("NFI"), William Carroll, an individual resident in the State of California ("Carroll"), and their attorney Meir J. Westreich; and Douglas R. Holmes.

                                    RECITALS
A.  THE LAWSUIT.

         A.1 Mulholland, David W. Ariss, Sr. ("Ariss"), UCI, NFI and Carroll have entered into a Settlement Agreement dated December 7, 2001 (the "Settlement Agreement"), resolving a legal action between UCI, NFI and Carroll, as plaintiffs (hereinafter collectively "Plaintiffs"), and Mulholland and Ariss solely in their individual capacities, as defendants, entitled UNIVERSAL CONSULTANTS, INC., ET AL., V. MULHOLLAND, ET AL., Case No. 01CC14645 (the "Lawsuit"), filed on November 13, 2001 in the Superior Court of the State of California, County of Orange (the "California Court"), which Settlement Agreement has been approved by permanent protective order of the California Court (the "Permanent Protective Order") filed December 31, 2001;

         B.  THE ASDG-INFLATABLES BUSINESS COMBINATION.

         B.1 The ASDG Shareholders and American Inflatables, Inc., a Delaware corporation ("Inflatables"), have entered into a Share Exchange Agreement dated May 16, 2002 (the "Share Exchange Agreement"), pursuant to which the ASDG Shareholders will exchange all of the outstanding stock of ASDG for an amount of Inflatables common stock, par value $0.001 per share (the "Inflatables Common Stock") having 83% of the voting and distribution rights of all outstanding Inflatables securities on a fully-diluted basis (the "Share Exchange"), and capitalized terms not otherwise defined herein shall have the same meaning as defined in the Share Exchange Agreement;

         B.2 The Share Exchange Agreement replaces that certain Reorganization Agreement dated October 12, 2000, as amended by Amendments No. 1, 2 and 3 by and between ASDG and Inflatables (the "Reorganization Agreement") that contemplated the merger of a wholly-owned subsidiary of ASDG with and into Inflatables with the result that Inflatables would have been a wholly-owned subsidiary of ASDG (the "Merger") but which has been terminated in accordance with the replacing and superseding Share Exchange Agreement concurrently executed this date.

         B.3 The parties hereto desire that the Share Exchange Agreement shall replace the Reorganization Agreement and the Share Exchange shall replace the Merger for purposes of the Settlement Agreement and the Permanent Protective Order.

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         C.  THE LAWSUIT SETTLEMENT.

         C.1 Pursuant to the Settlement Agreement and Permanent Protective Order, all of the shares of Inflatables Common Stock previously owned by Mulholland - 3,053,984 shares (the "Escrow Shares") - have been secured under an escrow agreement, as described in the Settlement Agreement and Permanent Protective Order, and Exhibit I to each of them, currently jointly controlled and in the possession of attorneys for the settling parties, Beauchamp and Westreich (the "De Facto Escrow Officers"), under a Joint Special Power of Attorney and as current de facto and temporary escrow officers.

         C.2 Pursuant to the Settlement Agreement and Permanent Protective Order the parties thereto will select a jointly approved escrow officer who will hold the Escrow Shares in escrow (the "Settlement Escrow") within the State of California, and under the continuing jurisdiction of the California Court, until consummation of the Merger, at which time the Escrow Shares will be distributed between UCI, NFI, William Carroll and Mulholland according to formulae set forth in the Settlement Agreement, which distribution will be completed either by June 5, 2002 or 120 days after consummation of the Merger, whichever is the later date, or upon termination of the Reorganization Agreement or failure of the Merger.

         C.3 Pursuant to the Settlement Agreement and Permanent Protective Order the Settlement Escrow will deliver to NFI its 1,250,000 Escrow Shares immediately on consummation of the Merger or the termination of the Reorganization Agreement.

         C.4 Pursuant to the Settlement Agreement and the Share Exchange Agreement and related attachments, UCI has agreed to exercise a warrant for 1.32 million Inflatables Shares at $0.25 per share for which payment has been made by discharge of the principle amount of that certain Secured Promissory Note dated December 12, 2000 in the principal amount of $330,000 with Inflatables as maker and UCI as payee (the "UCI Note"), with Mulholland as guarantor, leaving only payment of the accrued interest at ten percent (10%) per annum commencing on December 12, 2000 and concluding on the date of exercise of the warrant, as to the principle, and the same rate on unpaid interest until paid in full, for which UCI has released Inflatables and for which Mulholland has accepted exclusive responsibility and, in accordance therewith, has irrevocably agreed to and transferred to the Settlement Escrow for the exclusive benefit of Plaintiffs sufficient Escrow Shares to fully compensate for the accrued interest.

         C.5 Pursuant to the Settlement Agreement and Permanent Protective Order, Mulholland has irrevocably agreed to and transferred to the Settlement Escrow for the exclusive benefit of Plaintiffs sufficient Escrow Shares to fully compensate for all legal costs, including attorneys' fees (collectively "Legal Costs") accrued as of the date of the Settlement Agreement in connection with the Lawsuit, as specified in the Settlement Agreement, in the then stipulated sum of $95,127, plus all Legal Costs thereafter accrued in the implementation of the settlement contemplated therein through and including the consummation of the Merger and the final distribution of Escrow Shares, as assessed in the sole and exclusive discretion of Plaintiffs, in the additional amount of $85,043, for a cumulative total of $180,160, inclusive of interest to date.

         C.6 Pursuant to the Settlement Agreement and Permanent Protective Order the final calculation of the amounts of outstanding interest accrued on the UCI Note and Legal Costs owed to Plaintiffs to be paid by Escrow Shares from the Escrow Settlement will be made by an assessment process on a valuation date -

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which will assess the amounts owed and the then current formulaically-determined value of the remaining Escrow Shares, as determined by the Plaintiffs in their sole and exclusive discretion, with written notice to Mulholland but otherwise without recourse to, nor consent or further authorization from, Mulholland concerning any part of the assessment or valuation - which assessment and valuation will be completed no later than June 5, 2002 or 120 days after consummation of the Merger, whichever is the later date, or upon termination of the Reorganization Agreement or failure of the Merger.

         C.7 Pursuant to the Settlement Agreement and Permanent Protective Order, Mulholland and Ariss have executed - and the Court has approved and appended to its Permanent Protective Order - a Confession to Judgment under the laws of the State of California which, if filed by Plaintiffs for any violation or breach of the Settlement Agreement or Protective Order, as determined by Plaintiffs in their sole and exclusive discretion, provide the California Court the powers, inter alia, without further proceedings our recourse to or consent or authorization by Mulholland or Ariss, to direct the distribution of the Escrow Shares in accordance with that Confession to Judgment, which include inter alia, for the aforementioned distribution of Escrow Shares to Plaintiffs.

         C.8 The certificates representing the Escrow Shares are currently in a locked safety deposit box of a commercial California Bank, Union Bank of California, under the joint control of the De Facto Escrow Officers, and, pursuant to the Settlement Agreement, Permanent Protective Order and Joint
Special Power of Attorney, will remain there until either selection of a replacement escrow officer or distribution of the Escrow Shares in accordance with the Settlement Agreement and Permanent Protective Order.

         D.  THE   MULHOLLAND   GUARANTY   FOR  THE  ASDG-INFLATABLES   BUSINESS
COMBINATION.

         D.1  Mulholland  has   guaranteed  the   performance  of   Inflatables'
obligations under the Share Exchange Agreement pursuant to a Guaranty of even date herewith (the "Guaranty").

         D.2 The Guaranty provides for the deposit by Mulholland of 875,000 of the Escrow Shares (the "Mulholland Guaranty Shares"), which shares and any other securities or property described in Section 4 (collectively, the "Escrow Fund") shall constitute security for the performance of Mulholland's obligations under the Guaranty.

         E.  THE JOINT ESCROW.

         E.1 Plaintiffs, the ASDG Shareholders and Mulholland (the "Parties") desire to utilize the joint escrow contemplated in this Agreement (the "Joint Escrow") for expedience and to effectuate the purposes of the Settlement Agreement, Permanent Protective Order, Settlement Escrow and Confession to Judgment, as applicable, and the purposes of the Guaranty and Escrow Fund, as applicable; and

         E.2 Plaintiffs, the ASDG Shareholders and Mulholland greatly desire that the Share Exchange be consummated; however, Plaintiffs and the ASDG Shareholders are unwilling to enter into the transactions contemplated in the Share Exchange Agreement and related attachments without Mulholland's entry into the Guaranty and without the Joint Escrow contemplated herein, which combines

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the Settlement Escrow and the Escrow Fund, and each of them; and, further,  each of the Parties desires to enter into this Agreement and the transactions contemplated herein to induce the other parties to enter into the transactions contemplated in the Share Exchange Agreement and related attachments.

         F.  COPENBARGER LITIGATION.

         F.1 Paul D. Copenbarger, dba Copenbarger & Associates ("Copenbarger"), has alleged that he is a judgment creditor of Gregg R. Mulholland in connection with action number 807767, in the California Court, entitled Copenbarger v. Ariss.

         F.2 Copenbarger has brought an action (case no. 02CC05-736, the "Copenbarger Action") in the California Court naming UCI, NFI, Paintball Incorporated (which may be a reference to ASDG), Inflatables, William Carroll, Gregg Mulholland and Does 1 through 100 as defendants (each a "Copenbarger Defendant") seeking an order forbidding any such defendant from transferring property belonging to Mr. Mulholland.

         F.3 The California Court has enjoined the Copenbarger Defendants from transferring any shares of stock of Inflatables in which Mr. Mulholland has an interest until completion of proceedings therein or until further order of Court.

         F.4 The parties hereto desire to enter into this Agreement prior to resolution of the Copenbarger Action and therefore intend this Agreement to not conflict in any way with, any order of any California Court pertaining to the securities that are the subject matter of this Agreement.

         F.5 This agreement, to the extent that it purports to secure the Guaranty of Mulholland to the ASDG Shareholders with the deposit of 875,000 Escrow Shares, is subject and subordinate to any order of the California Court applicable to such shares whether in the action entitled Copenbarger v. David W. Ariss, Sr., Gregg Mulholland, et al., Case No. 807767 or otherwise.

         F.6 This Agreement, which fully carries forward the ownership, interests, rights and entitlements of the Plaintiffs in and to the Escrow Shares in accordance with the Settlement Agreement and Protective Order, does not purport, and the parties to this Agreement do not intend, to diminish, modify, alter or otherwise restrict that ownership, interests, rights and entitlements of the Plaintiffs as they stood as of the date of execution of the Settlement Agreement on December 7, 2001 and entry of the Protective order on December 31, 2001.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Share Exchange Agreement and related attachments, and in order to induce each other to enter into the Share Exchange Agreement and related attachments, and to subsume the Settlement Escrow and Escrow Fund into a single Joint Escrow, the Parties hereby agree as follows:

         1. APPOINTMENT. The De Facto Escrow Officers and Douglas R. Holmes are hereby appointed as Joint Escrow Officers (hereinafter collectively referred to in the singular as "Escrow Officer") to accept, retain and dispose of the Joint

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Escrow in accordance with the provisions of this  Agreement.  The Escrow Officer hereby accepts such appointment and agrees to accept, retain and dispose of the Escrow Shares and other property deposited with the Escrow Officer (the "Escrow Corpus") in accordance with the provisions of this Agreement. Except as expressly directed in this Agreement or by the Permanent Protective Order, the Escrow Officer may not take action or make any decision hereunder unless the De Facto Escrow Officers and Douglas R. Holmes unanimously agree to the action taken or decision made, and as to any act expressly directed by this Agreement or the Permanent Protective Order, the De Facto Escrow Officers and Mr. Holmes will each cooperate to effect such act.

         2. DEPOSIT OF ESCROW CORPUS. The Parties hereby direct the De Facto Escrow Officers to deposit with the Escrow Officer, and the Escrow Officer hereby acknowledges receipt of, the certificates for all Escrow Shares in full satisfaction of Mulholland's obligations to make deposits with the Escrow Officer under the Settlement Agreement, Permanent Protective Order and Guaranty. Within ten (10) days thereafter the De Facto Escrow Officers will secure from the California Court any necessary order amending the Permanent Protective Order to provide for this Joint Escrow as superseding the Settlement Escrow, in accordance with the terms of this Agreement, and affording, with assistance from counsel for the ASDG Shareholders, jurisdiction of the California Court to enforce the terms and interests of the ASDG Shareholders in the Joint Escrow. Until such Amendment of the Permanent Protective Order is filed and entered by the California Court, the existing Permanent Protective Order remains in full force and effect, and its terms govern in the event of any conflict between the Permanent Protective Order and this Agreement.

         3. PRIORITY OF ESCROW AGREEMENTS. The Parties hereto hereby agree that distribution of the Escrow Shares will be made as follows, in the indicated order:

                  a. Upon consummation of the Share Exchange Agreement, or its termination or failure of the Share Exchange, but no later than five
         (5) business days thereafter, 1,250,000 Escrow Shares will be delivered to NFI, and Mulholland will cooperate with NFI in executing and delivering all necessary documents to effect the delivery to NFI of its 1,250,000 Escrow Shares as required in the Settlement Agreement and Permanent Protective Order, as further described in Paragraphs C.2, C.3 and 5.g of this Agreement, or if applicable, the Confession to Judgment as further described in Paragraphs C.7, 5.d and 5.g of this Agreement.

                  b. No later than either June 5, 2002, or 120 days after consummation of the Share Exchange Agreement, whichever is later, and on a date selected by Plaintiffs in their sole discretion on three (3) days notice to Mulholland and the ASDG Shareholders, or upon termination of the Share Exchange Agreement or failure of the Share Exchange, Plaintiffs and the Escrow Officer will complete the assessment and evaluation process as specified in the Settlement Agreement and Permanent Protective Order, and the required number of Escrow Shares will be delivered to UCI, for accrued interest on the UCI Note, and to Plaintiffs, for the total amount of Legal Costs to be paid by Escrow Shares under the Settlement Agreement and Permanent Protective Order, and their implementation, and as further described in Paragraphs C.2, C.5, C.6, 5.e, 5.f and 5.g of this Agreement, and

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

         Mulholland will cooperate with UCI and the Plaintiffs in executing and delivering all necessary documents to effect the delivery to UCI and the Plaintiffs of such Escrow Shares as required in the Settlement Agreement and Permanent Protective Order, or if applicable, the Confession to Judgment as further described in Paragraphs C.7, 5.d and 5.g of this Agreement.

                  c. Upon completion of the distributions to Plaintiffs as described herein, the Plaintiffs will completely withdraw from the Joint Escrow, and will have no further powers obligations, duties, rights or interests in the Escrow Corpus; thereafter, the sole remaining powers, obligations, duties, rights and interests in the Joint Escrow and Escrow Corpus shall be those belonging solely to the ASDG Shareholders and Mulholland, in accordance with this Agreement and the Guaranty; provided, however, this agreement to secure the Guaranty of Mulholland with the deposit of 875,000 Escrow Shares is subject and subordinate to all orders of the California Court pertaining to such shares, whether in the action entitled Copenbarger v. David W. Ariss, Sr., Gregg Mulholland, et al., Case No. 807767 or otherwise.
                  .
                  d. Also upon completion of the deliveries of Escrow Shares to Plaintiffs as described herein and solely on the condition that such deliveries have actually been made in their entireties with all necessary documentation with the Transfer Agent and delivery of the correct stock certificates, (i) all Shares remaining in the Escrow Corpus after such distributions in excess of 875,000 shares shall be distributed to Mulholland, and (ii) the balance of the Escrow Corpus shall be distributed between the ASDG Shareholders and Mulholland in accordance with Section 6 of this Agreement, except as limited by any outstanding order of any court of competent jurisdiction applicable to such shares, including without limitation the California Court in the action entitled Copenbarger v. David W. Ariss, Sr., Gregg Mulholland, et al., Case No. 807767.

         4. DUTY OF CARE. The Escrow Officer shall hold and safeguard the Escrow Corpus and shall treat the Escrow Corpus as a trust fund in accordance with the provisions of this Agreement. Any shares of Inflatables Common Stock or other securities or property payable with respect to the Escrow Corpus as a result of any stock dividend, split-up or combination, or into which ASDG Common Stock shall be converted or exchanged as a result of any merger, reclassification or reorganization shall constitute a part of the Escrow Fund and shall be retained and disposed of in accordance with the provisions of this Agreement and the Permanent Protective Order. The Escrow Officer is prohibited from causing or permitting the Escrow Shares, and any certificates of ownership thereof, to leave the State of California, and from releasing them from the sole and exclusive control of the Escrow Officer or his company, except as expressly empowered to do so by this Agreement, and by this Agreement acknowledges service and receipt of the Permanent Protective Order and knowledge of its contents in their entirety.

         5. ASSESSMENT AND EVALUATION PROCESS FOR DISBURSEMENT OF ESCROW CORPUS TO PLAINTIFFS. The assessment and evaluation process for delivery of Escrow Shares to UCI for accrued interest on the UCI Note, and to Plaintiffs for Legal Costs under the Settlement Agreement and Permanent Protective Order and their implementation, as referenced in Paragraph 4(b) of this Agreement, shall be conducted by Plaintiffs, Mulholland, the ASDG Shareholders and the Escrow Officer as follows:

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                  a. A  "Valuation  Date"  will  be  set  for  determining,  for purposes of distribution, the Stock Value of Inflatables Common Stock in the Joint Escrow, which date shall be no earlier than the date of consummation or failure of the Share Exchange or termination of the Share Exchange Agreement and no later than the later of (i) June 5, 2002 or (ii) one hundred twenty (120) days after the date of consummation or failure of the Share Exchange or termination of the Share Exchange Agreement, but otherwise at such date as Plaintiffs shall select, in their sole and exclusive discretion, by written notice to Mulholland, the ASDG Shareholders and the Escrow Officer.

                  b. The "Assessment Date" will be three (3) business days prior to the Valuation Date, at which time a current written Statement of Account will be delivered by Plaintiffs to Mulholland, the ASDG Shareholders and the Escrow Officer, setting forth the amounts of any accrued interest from the UCI Note and Legal Costs incurred by Plaintiffs as specified under the Settlement Agreement and Permanent Protective Order and their implementation, to be paid from the Escrow Corpus to Plaintiffs in accordance with the Settlement Agreement and Permanent Protective Order, or the Confession to Judgment, as applicable, which Statement of Account shall not be subject to dispute by Mr. Mulholland or the Escrow Officer and which may be disputed by the ASDG Shareholders solely with respect to violations of the Plaintiffs' obligations under Paragraphs 5.e and 5.f of this Agreement.

                  c. The Plaintiff's, in their sole discretion, may change the Valuation Date to any time within the time period permitted under Paragraph 5(a) by written notice to Mulholland, the ASDG Shareholders and the Escrow Officer.

                  d. Irrespective of any other provision of this Agreement, the Settlement Agreement or the Permanent Protective Order, upon personal service of a certified and conformed copy of any judgment of the California Court in the Lawsuit, the Escrow Officer will comply with any provisions thereof by delivering within five (5) business days to Plaintiffs' designee(s), given in writing to the Escrow Officer along with service of the Judgment, the number of Escrow Shares stated therein by delivering any certificates of ownership sufficient to meet that obligation; and in connection therewith, the parties will hold the Escrow Officer harmless, and the Plaintiffs and Mulholland will indemnify the Escrow Officer, for any act taken in compliance with said Judgment.

                  e. As of May 5, 2002,  the total  accrued  interest on the UCI
         Note is $47,521 and interest on the UCI Note thereafter shall accrue at the rate of ten percent (10%) per annum on that current total accrued interest, for a maximum of $49,302 assuming that the Assessment and Valuation Dates selected by Plaintiffs is the last date possible under the Settlement Agreement and Protective Order, as described herein. Notwithstanding any other provision of this Agreement, the Settlement Agreement or the Permanent Protective Order to the contrary, the amount to be paid to Plaintiffs from the Escrow Shares with respect to accrued interest on the UCI Note shall not exceed the amount set forth in this Paragraph 5(e) without the prior written consent solely of the ASDG Shareholders, which consent shall not be unreasonably withheld.


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

                  f. As of May 5, 2002, the total accrued Legal Costs are $180,160. Legal Costs accruing thereafter, which may include legal costs in connection with defense of the Copenbarger Action and defending the Settlement Escrow and the Joint Escrow from intervention by Copenbarger, shall be the number of hours actually worked by Mr. Westreich and his staff multiplied by the normal applicable hourly rates for Mr. Westreich and his staff (which are $400 per hour for Mr. Westreich, $200 per hour for Mr. Westreich's associate, $50 per hour for paralegals and no charge for secretarial and other support staff) plus reasonable expenses. Notwithstanding any other provision of this Agreement, the Settlement Agreement or the Permanent Protective Order to the contrary, Plaintiffs and the ASDG Shareholders agree, solely between themselves, that under no circumstances shall total Legal Costs exceed $250,000 without the prior written consent solely of the ASDG Shareholders, which consent shall not be unreasonably withheld by the ASDG Shareholders. This limitation in no way restores to, nor creates in, Mr. Mulholland any right, title, interest, control, discretion in or right to object to any Assessment submitted by Plaintiffs nor the distribution of the Escrow Shares to Plaintiffs, and inures solely to the benefit of the ASDG Shareholders.

                  g. It is the collective and unanimous legal opinion of Messrs. Beauchamp, Westreich and Holmes, as both counsel for the respective defendants in the Copenbarger Action and as Escrow Officer herein, that there is no bar under the Preliminary Injunction issued by the California Court in the Copenbarger Action, or any other order issued by the California Court order in the Copenbarger Action, to the delivery to Plaintiffs of the Escrow Shares as specified in the Permanent Protective Order and Paragraphs C.2, C.3, C.5, C.6, C.7., 3.a, 3.b, 5.d, 5.e and 5.f of this Agreement, nor to the execution of any documents necessary to have the shares issued in the names of the Plaintiffs as directed by Plaintiffs, as specified in the Stipulation entered with the Permanent Protective Order in the Lawsuit, which stipulation is herewith approved by the Escrow Officer and attached hereto and incorporated by reference; and in connection therewith, the parties will hold the Escrow Officer harmless, and the Plaintiffs and Mulholland will defend and indemnify the Escrow Officer, including reasonable attorneys' fees and legal costs, for any act taken in compliance with the Permanent Protective Order and Paragraphs C.2, C.3, C.5, C.6, C.7., 3.a, 3.b, 5.d, 5.e and 5.f of this Agreement. Mulholland, in turn, will indemnify Plaintiffs for any expenses, liability or obligations incurred by Plaintiffs under this indemnification clause, and such expenses, liability and obligations will be deemed an expense of this escrow and a Legal Cost hereunder for which Plaintiffs are entitled to full reimbursement under the Assessment and Valuation Process.

         6. DISBURSEMENT OF ESCROW CORPUS TO THE ASDG SHAREHOLDERS. The retention, maintenance and distribution, if applicable, of Escrow Shares to the ASDG Shareholders under the Guaranty, as referenced in Paragraph 4(d) of this Agreement, shall be conducted by the ASDG Shareholders, Mulholland and the Escrow Officer as follows:

                  a. The Escrow Corpus, exclusive of any distribution to Plaintiffs and Mulholland in accordance with Paragraphs 4(a), 4(b) & 5 of this Agreement, and the Settlement Agreement and Permanent Protective Order, shall be:

                           (i) retained by the Escrow Officer until the first anniversary of the date hereof (the "Guaranty Termination Date");

                           (ii) available to satisfy any one or more claims from time to time made by any ASDG Shareholder under the Share Exchange Agreement and the Guaranty; and

                           (iii) disbursed only to (A) ASDG Shareholders in accordance with the provisions of Paragraphs 6(b) or 6(c), of this Agreement, (B) to Mulholland in accordance with the provisions of Paragraph 6(c) of this Agreement, or (C) to a Successor Escrow Officer in accordance with the provisions of Paragraph 9.

                  b. In order to make a claim against the Escrow Corpus (which claim shall, if appropriate, include interest thereon at the rate equal to the South Carolina statutory pre-judgment rate of interest), an ASDG Shareholder shall deliver to the Escrow Officer either:

                           (i) a certificate signed by the ASDG Shareholders and Mulholland stating in reasonable detail the factual and legal basis for and the amount of such claim, the resolution thereof agreed to by the ASDG Shareholders and Mulholland, and instructions as to the number of shares to be disbursed to the ASDG Shareholders by the Escrow Officer in satisfaction of such claim (a "Certificate of Claim Resolution"), or

                           (ii) a copy of a final, non-appealable order of a court, arbitrator(s) or other tribunal of competent jurisdiction (a "Final Order") ordering the Escrow Officer to pay an amount specified in such Final Order to one or more ASDG Shareholder(s).

Upon receipt of a Certificate of Claim Resolution or a Final Order, the Escrow Officer shall as soon as practicable, and in any event within ten (10) days, thereafter pay the amount set forth in such Certificate of Claim Resolution or Final Order (the "Claim Amount") to the ASDG Shareholder(s) by delivering or causing to be delivered to the ASDG Shareholder(s) certificate(s) registered in the name of the ASDG Shareholder(s) for a number of whole shares of Inflatables Common Stock equal to the Claim Amount divided by the Stock Value; provided, however, that, if the Escrow Corpus contains property other than Inflatables Common Stock, the ASDG Shareholders shall be entitled to designate the relative portions of the Claim Amount that shall be paid by Inflatables Common Stock and the other property.

                  c. As soon as practicable after the Guaranty Termination Date, and in any event within thirty (30) days thereafter:

                           (i) If there is not then any unresolved Notice of a Pending Claim (as defined below) from any ASDG Shareholder, the Escrow Officer shall automatically deliver, or cause to be delivered the entire remaining Escrow Corpus to Mulholland. Upon such delivery, this Agreement shall terminate.

                           (ii) If there is then unresolved one or more written notices (a "Notice of a Pending Claim"), signed by an ASDG Shareholder, stating in reasonable detail the factual and legal basis for and the amount of one or more then unresolved claims against the Escrow Corpus and such unresolved claims are for an amount equal to or in excess of the balance of the Escrow Corpus (based on the Stock Value at the Guaranty Termination Date), the Escrow Officer shall continue to hold the Escrow Corpus until resolution of any such unresolved claim by a Certificate of Claim Resolution or a Final Order. Upon receipt of such

         Certificate of Claim Resolution or Final Order, the Escrow Officer shall (x) pay to the ASDG Shareholder(s) the amount set forth in such Certificate of Claim Resolution or such Final Order in accordance with the provisions of Section 6(b), (y) retain as much of the Escrow Corpus as is necessary to cover the full amount of any then still unresolved claims, and (z) deliver to Mulholland the balance, if any, of the Escrow Fund in accordance with the provisions of Paragraph 6(c)(i). Upon the payment of the entire Escrow Corpus in accordance with the provisions of this Paragraph 6(c)(ii), this Agreement shall terminate.

                           (iii) If there is then unresolved one or more Notices of a Pending Claim, and the amount of such unresolved claims (based on the Stock Value at the Guaranty Termination Date) is for an amount less than the balance of the Escrow Corpus, the Escrow Officer shall deliver to Mulholland the excess of the balance of the Escrow Corpus over the full amount of any then unresolved claims as the case may be, in accordance with the provisions of Paragraph 6(c)(i). The remaining, balance of the Escrow Corpus shall be retained and disposed of in accordance with the provisions of Paragraph 6(c)(ii).

         7. VALUE OF ESCROW SHARES. For all purposes of Paragraphs 4, 5 & 6 of this Agreement, the "Share Value" of Escrow Shares in the Joint Escrow shall be deemed to be: (A) the average closing price of Inflatables Common Stock over the 20 trading days prior to the date of determination if Inflatables Common Stock is traded on a national securities exchange or an NASD market in which closing prices are regularly quoted; (B) the average ask price at the close of trading over the 20 trading days prior to the date of determination if Inflatables Common Stock is traded on a market for which bid and ask prices but not closing sale prices are regularly quoted; or (C) the fair market value of Inflatables Common Stock as determined by an accounting firm selected by Inflatables' independent auditors if no closing or ask price is available as contemplated in clauses (A) or (B) above. If the Escrow Corpus consists of securities or property other than Inflatables Common Stock, any reference in this Paragraph 7 to "Inflatables Common Stock" shall include such other securities or property, and the Stock Value of each unit thereof shall be equal to the fair market value thereof, as reasonably determined by an accounting firm selected by Inflatables' independent auditors.

         8. TERMS AND CONDITIONS TO ESCROW OFFICER'S ACCEPTANCE. Acceptance by the Escrow Officer of its duties under this Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of the Escrow
Officer:

                  (a) The duties and obligations of the Escrow Officer shall be determined solely by the express provisions of this Agreement and the Permanent Protective Order, and the Escrow Officer shall not be bound by the provisions of the Share Exchange Agreement or any other agreement between or among Plaintiffs, ASDG, the ASDG Shareholders, Inflatables, Mulholland or any other person;

                  (b) The Escrow Officer shall not be responsible for any failure or inability of the other parties to this Agreement, or of any one else, to deliver monies or other property to the Escrow Officer or otherwise to honor any of the provisions of this Agreement;

                  (c) The annual fee of the Escrow Officer in administering this Agreement shall be borne by Mulholland. Mulholland and the Escrow Corpus will jointly indemnify the Escrow Officer for, and hold it harmless against, any loss, liability or expense, including reasonable attorneys' fees and expenses, incurred without bad faith, willful misconduct or negligence on the part of the Escrow Officer arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, except that the Escrow Officer will not cause nor permit removal of the Escrow Shares or the certificates of ownership thereof to leave the State of California prior to and except for any specified and authorized distribution under Paragraph 5 of this Agreement or unless by order of the California Court. The provisions of this
Section 8(c) shall survive any termination of this Agreement;

                  (d) The Escrow Officer shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Officer in good faith believes to be genuine and to have been signed or presented by the proper party or parties, as certified to the Escrow Officer from time to time;

                  (e) The Escrow Officer shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, except as a result of its own bad faith, willful misconduct or negligence;

                  (f) The Escrow Officer may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the written opinion of such counsel; and

                  (g) Except as expressly directed in a Judgment or Order from the California Court, in the event of ambiguity in the provisions governing the Joint Escrow and Escrow Corpus or uncertainty on the part of the Escrow Officer as to how to proceed, such that the Escrow Officer, in its sole and absolute judgment, deems it necessary for its protection so to do, the Escrow Officer may refrain from taking any action other than to retain custody of the Escrow Corpus until it shall have received written instructions signed by the then current parties to the Joint Escrow, or may deposit the Escrow Corpus with the California Court and thereupon have no further duties or responsibilities in connection therewith.

         9.       APPOINTMENT, RESIGNATION OR REMOVAL OF ESCROW OFFICER.

                  a. The Escrow Officer will be selected jointly by Plaintiffs, the ASDG Shareholders and Mulholland, acting through their respective counsel.

                  b. The Escrow Officer may resign, at any time by giving thirty
(30) days, written notice thereof to all parties to the Joint Escrow, and the Parties may remove the Escrow Officer by mutual consent. Within thirty (30) days after receiving such notice from the Escrow Officer, or upon agreement to remove the Escrow Officer, the Parties shall appoint a successor Escrow Officer (the "Successor Escrow Officer") at which time the Escrow Officer shall deliver the Escrow Corpus to the Successor Escrow Officer, net of any fees and expenses or other obligations then owed to the Escrow Officer. After appointment of the Successor Escrow Officer and delivery of the Escrow Corpus by the Escrow Officer, the Escrow Officer shall have no further duties or responsibilities in connection herewith.

         10. REPRESENTATIONS AND WARRANTIES. Each party hereto that is not an individual hereby represents and warrants that (a) it is a corporation duly organized, validly existing, and in good standing in the jurisdiction of its incorporation, (b) it is duly authorized by all requisite corporate action to enter into this Agreement and the transactions contemplated herein and (c) its entry into and performance of its obligations under this Agreement will not violate or conflict with any term or provision of its articles or certificate of incorporation or bylaws, including all amendments thereto. Each party hereto hereby represents and warrants that (y) this Agreement constitutes a valid and binding agreement of such party enforceable against such party by its terms and
(z) such party's entry into and performance of its obligations under this Agreement will not violate or conflict with any material agreement to which it is bound or to which its property is subject and will not result in the imposition of any material lien or encumbrance on any of its properties.

         11. NOTICES. All notices and demands of any kind which any party hereto may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be served upon such other party: (a) by personal service upon such other-party at such other party's address set forth below; or (b) by mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested, addressed to such other party at the address of such other party set forth below; or (c) by sending a copy thereof by Federal Express or equivalent courier service, addressed to such other party at the address of such other party set forth below; or (d) by sending a copy thereof by facsimile to such other party at the facsimile number, if any, of such other party set forth below.

                  If to any Plaintiff(s) and/or Meir J. Westreich:
                  -----------------------------------------------
                  Meir J. Westreich, Esq.
                  221 East Walnut Avenue, Suite 200
                  Pasadena, CA 91101
                  Fax:  (626) 440-9970
                  Tel:   (626) 440-9906

                  If to Mulholland and/or Robert B. Beauchamp:
                  -------------------------------------------
                  Robert B. Beauchamp, Esq.
                  The Beauchamp Firm, PC
                  1301 Dove Street, Suite 950
                  Newport Beach, CA 92660
                  Fax:   (949) 660-0690
                  Tel:   (949) 660-0010

                  If to any ASDG Shareholder:
                  --------------------------
                  American Sports Development Group, Inc.
                  155 Verdin Road
                  Greenville, SC 29607
                  Fax:  (864) 458-7611
                  Tel:   (864) 297-0507
                  Attention:  William R. Fairbanks & Douglas A. Brown

                  If to Douglas R. Holmes:
                  -----------------------
                  15051 Leffingwell Road, Suite 201
                  Whittier, CA 90604-2159
                  Fax: (562) 941-0433
                  Tel: (562) 941-5100

In case of service by mail, Federal Express or equivalent courier service, facsimile or by personal service, such service shall be deemed complete upon receipt, provided that if service is made by facsimile, a copy of the item(s) served shall also be served by mail as provided herein. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served, as hereinabove provided, by any party upon the other parties.

         12. CHOICE OF LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to any provision of California law that would cause the laws of any other jurisdiction to apply.

         13. BENEFITS AND ASSIGNMENT. Nothing in this Agreement, expressed or implied, shall give or be construed to give any Person, other than the parties hereto, and their respective successors and permitted assigns, heirs, personal representatives and legatees, any legal claim under any covenant, condition or provision hereof, all the covenants, conditions and provisions contained in this Agreement being for the sole benefit of the foregoing Persons only. No party may assign any of its rights or obligations under this Agreement except to a successor by operation of law.

         14. COUNTERPARTS. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Rebuttable proof of execution of this Agreement by any party may be made by presentation of a copy of this Agreement bearing a facsimile or photostatic copy of the signature of the party whose execution is sought to be proved, and such copies shall be as valid as the originals and as admissible as evidence of proof of the execution and terms and provisions hereof as the originals.

         15. ENTIRETY OF AGREEMENT. This Agreement, together with the Settlement Agreement, the Permanent Protective Order, Share Exchange Agreement, the Shareholders Agreement (as defined in the Share Exchange Agreement) and the Guaranty, states the entire agreement of the parties with respect to the subject matter hereof, merges all prior negotiations, agreements and understandings, if any, and states in full all representations, warranties and agreements which have induced this Agreement. In the event that this Agreement or the Joint Escrow formed hereunder is deemed void or unenforceable by a court or other adjudicative body of competent jurisdiction, the ownership, rights, interests and entitlements of Plaintiffs in the Escrow Shares will revert back to the

Settlement Escrow formed pursuant to the Settlement Agreement and Permanent Protective Order as if this Agreement and the Joint Escrow had never been executed and formed, respectively. Each party agrees that in dealing with third parties no contrary representations will be made.

         16.  AMENDMENT.  This  Agreement  may be modified or amended only by an instrument in writing, duly executed by the parties hereto. No such modification or amendment shall be binding on the Escrow Officer unless the Escrow Officer consents thereto in writing.

         17. NONWAIVER. No waiver by any party of any provision contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced. No such waiver shall be deemed or construed as a further or continuing waiver of any such provision (or breach) on any other occasion or as a waiver of any other provision (or of the breach of any other provision) contained in this Agreement on the same or any other occasion.

         18.  HEADINGS.  The   headings  in  this  Agreement  are  inserted  for
convenience  only and shall not constitute a part hereof.

         19. CONSTRUCTION. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation", whether or not expressed, (iv) any reference herein to a Paragraph or Section refers to a Paragraph or Section of this Agreement, unless otherwise stated, (v) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day, (vi) except as otherwise expressly provided herein, all dollar amounts are expressed in United States funds, (vii) in the event that there is any dispute regarding the interpretation or construction of the provisions of this Agreement, there shall be no presumption that any provision of this Agreement is to be construed against either party hereto.

         20. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In addition, any provision determined to be invalid or contrary to applicable law shall be deemed automatically amended upon such determination to the minimum extent necessary to make such provision enforceable to the maximum extent possible as compared to the original terms of such provision. In the event that the provisions of Paragraphs C.2 through C.7 or Section 5, or any of their subparts are deemed void or unenforceable by a court or other adjudicative body of competent jurisdiction, the ownership, rights, interests and entitlements of Plaintiffs in the Escrow Shares will revert back to the Settlement Escrow formed pursuant to the Settlement Agreement and Permanent Protective Order as if this Agreement and the Joint Escrow had never been executed and formed, respectively. Each party agrees that in dealing with third parties no contrary representations will be made.
                          SIGNATURES ON FOLLOWING PAGE

         IN WITNESS WHEREOF, the parties hereto have caused this Joint Escrow Agreement to be duly executed as of the day and year first above written.


NATIONAL FINANCIAL, INC.                        UNIVERSAL CONSULTANTS, INC.

By: /s/ William Carroll                         By: /s/ William Carroll
    ------------------------------              ------------------------------
Name:  William Carroll                          Name: William Carroll
Title: Director                                 Title: Director

/s/ Gregg R. Mulholland                         /s/ William Carroll
----------------------------------              ------------------------------
Gregg R. Mulholland                             William Carroll


ASDG Shareholders:                              ESCROW OFFICER:

/s/ Douglas L. Brown                            /s/ Robert B. Beauchamp
----------------------------------              ------------------------------
Douglas R. Brown                                Robert B. Beauchamp, Esq.

/s/ William R. Fairbanks                        /s/ Meir J. Westreich
----------------------------------              ------------------------------
William R. Fairbanks                            Meir J. Westreich, Esq.

RED OAK LIMITED PARTNERSHIP                     /s/ Douglas R. Holmes
                                                ------------------------------
                                                Douglas R. Holmes, Esq.

By: /s/ William R. Fairbanks
    ------------------------------
      William R. Fairbanks, General Partner